                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

                                F5 NETWORKS, INC.
         --------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
         --------------------------------------------------------------
                         (Title of Class of Securities)

                                    315616102
         --------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1999
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         --------------------------------------------------------------
                 Check the appropriate box to designate the rule
                 pursuant to which this Schedule is filed:
                               [  ] Rule 13d-1(b)
                               [  ] Rule 13d-1(c)
                               [XX] Rule 13d-1(d)
         --------------------------------------------------------------


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 315616102                                     Schedule 13G                                 Page 2 of 4 Pages

-----------------------------------------------------------------------------------------------------------------------
      1) NAMES OF REPORTING PERSONS..............................................BRITANNIA HOLDINGS LIMITED
         S.S. OR IRS I.D. NOS. OF REPORTING PERSONS (Voluntary)..................(NOT APPLICABLE)
-----------------------------------------------------------------------------------------------------------------------
     #2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP.
                                                                                                   (a) [   ]
                                                                                                   (b) [   ]
-----------------------------------------------------------------------------------------------------------------------
      3) SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------
      4) CITIZENSHIP OR PLACE OF ORGANIZATION....................................COMPANY ORGANIZED UNDER LAWS OF NEVIS
-----------------------------------------------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5)    SOLE VOTING POWER.................................................2,675,000 SHARES
         --------------------------------------------------------------------------------------------------------------
         6)    SHARED VOTING POWER...............................................-0-
         --------------------------------------------------------------------------------------------------------------
         7)    SOLE DISPOSITIVE POWER............................................2,675,000 SHARES
         --------------------------------------------------------------------------------------------------------------
         8)    SHARED DISPOSITIVE POWER..........................................-0-
-----------------------------------------------------------------------------------------------------------------------
      9) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON................................................2,675,000 SHARES
-----------------------------------------------------------------------------------------------------------------------
     10) [ ]  CHECK BOX IF AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES.
-----------------------------------------------------------------------------------------------------------------------
     11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.........................12.7%
-----------------------------------------------------------------------------------------------------------------------
    #12) TYPE OF REPORTING PERSON................................................CO
-----------------------------------------------------------------------------------------------------------------------

#See Instructions.

CUSIP NO. 315616102                                     Schedule 13G                                Page 3 of 4 Pages


ITEM 1.        (a)   Issuer..............................................F5 NETWORKS, INC. ("ISSUER")
               (b)   Principal Executive Offices.........................200 FIRST AVE. W., SUITE 500
                                                                         SEATTLE, WA  98119

ITEM 2.        (a)   Person Filing.......................................BRITANNIA HOLDINGS LIMITED ("BRITANNIA")
               (b)   Principal Business Office/Residence.................P.O. BOX 556, MAIN STREET
                                                                         CHARLESTOWN, NEVIS
               (c)   Citizenship.........................................COMPANY ORGANIZED UNDER LAWS OF NEVIS
               (d)   Title of Class of Securities........................COMMON STOCK
               (e)   CUSIP Number........................................315616102

ITEM 3.        Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c) by:
               (a) [ ] Broker or Dealer registered under Section 15 of the Act
               (b) [ ] Bank as defined in Section 3(a)(6) of the Act
               (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
               (d) [ ] Investment Company registered under Section 8 of the Investment Company Act
               (e) [ ] Investment Adviser registered under ss. 203, Investment Advisers Act
               (f) [ ] Employee Benefit Plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
               (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
               (h) [ ] Savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act
               (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                       Investment Company Act of 1940
               (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

               If this statement is filed pursuant to Rule 13d-1(c), check this box:.........................[ ]

ITEM 4.        Ownership of More than Five Percent of Class:
               (a)   Amount beneficially owned........................................2,675,000 SHARES(1)
               (b)   Percentage of class..............................................12.7%(2)
               (c)   Number of shares as to which such person has:
                     (i)   sole power to vote or direct the vote......................2,675,000 SHARES(1)
                     (ii)  shared power to vote or to direct the vote.................-0-
                     (iii) sole power to dispose or to direct disposition of..........2,675,000 SHARES(1)
                     (iv)  shared power to dispose or to direct disposition of........-0-
               (1) AS OF THE EFFECTIVE DATE OF THE ISSUER'S REGISTRATION STATEMENT FOR ITS COMMON STOCK UNDER SECTION 12 OF THE
                   SECURITIES EXCHANGE ACT OF 1934, THE REPORTING PERSON WAS THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE
                   OUTSTANDING COMMON STOCK. AS OF DECEMBER 31, 1999, THE REPORTING PERSON BENEFICIALLY OWNED 2,675,000 SHARES.
               (2) CALCULATED IN ACCORDANCE WITH EXCHANGE ACT RULE 13D-3 BASED ON 21,143,698 SHARES OF COMMON STOCK OUTSTANDING AS
                   OF THE CLOSE OF BUSINESS ON FEBRUARY 9, 2000 (AS REFLECTED IN ISSUER'S FORM 10-Q FOR THE QUARTER ENDED
                   DECEMBER 31, 1999).

ITEM 5.        Ownership of Five Percent or Less of Class.............................         [NOT APPLICABLE]

ITEM 6.        Ownership of More than Five Percent on Behalf of Another...............         [NOT APPLICABLE]

ITEM 7.        Identification and Classification of Subsidiary Which Acquired Security
               Being Reported on By Parent Holding Company............................         [NOT APPLICABLE]

ITEM 8.        Identification and Classification of Members of Group..................         [NOT APPLICABLE]

ITEM 9.        Notice of Dissolution of Group. .......................................         [NOT APPLICABLE]

ITEM 10.       Certification:.........................................................         [NOT APPLICABLE]

CUSIP NO. 315616102              Schedule 13G                  Page 4 of 4 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:   February 24, 2000

                                     BRITANNIA HOLDINGS LIMITED



                                     By:   /s/ Leslie John James
                                        ---------------------------------
                                           LESLIE JOHN JAMES, DIRECTOR